Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Core Dividend Fund
a Series of Nuveen Investment Trust (the  Trust )
811-07619

A special meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014; at this meeting the shareholders were asked to approve a new investment management agreement, to approve new sub-advisory agreements, to approve revisions to, or elimination of, certain fundamental investment policies and to elect Board Members. The meeting was subsequently adjourned to August 15, 2014 and September 19, 2014.


The results of the votes in September for the new
Investment Management Agreement and Sub-
Advisory Agreements and the fundamental
investment policy changes were as follows:

<c> Nuveen Core
Dividend Fund

To approve a new investment
management agreement between
the Trust and Nuveen Fund
Advisors, LLC.


   For
             340,585
   Against
               32,220
   Abstain
                 7,769
   Broker Non-Votes
               51,886
      Total
             432,460


To approve a new sub-advisory
agreement between Nuveen
Fund Advisors and Nuveen Asset
Management, LLC


   For
             340,585
   Against
               32,220
   Abstain
                 7,769
   Broker Non-Votes
               51,886
      Total
             432,460


To approve revisions to the
fundamental policy related to the
purchase and sale of
commodities.


   For
             336,499
   Against
               35,751
   Abstain
                 8,324
   Broker Non-Votes
               51,886
      Total
             432,460

Proxy materials are herein incorporated by reference to the SEC filing on June 18, 2014, under Conformed Submission Type DEF 14A, accession number 0001193125-14-240352.